Table of Contents

Exhibit 4(n)

79897 AND 79898

AGREEMENT FOR

SUPPLY AND RENDERING OF SERVICES FOR THE
TRIÂNGULO MINEIRO GSM NETWORK CORE
EXPANSION, ACCESS AND MANAGEMENT

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES	3
CLAUSE 1 – DEFINITIONS	4
CLAUSE 2 – SUBJECT- MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	4
CLAUSE 4 – A M E N D M E N T S	6
CLAUSE 5– GOVERNING LAW	5
CLAUSE 6 – RELATED DOCUMENTS	6
CLAUSE 7 - PRICE	6
CLAUSE 8 – PAYMENT TERMS	8
CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	10
CLAUSE 10 – DEADLINE	12
CLAUSE 11–CONTRACTORS’ OBLIGATIONS	13
CLAUSE 12 – PRINCIPAL’S OBLIGATIONS	16
CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	16
CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	17
CLAUSE 15 – PENALTIES	18
CLAUSE 16 – CONTRACTORS’ RESPONSIBILITIES	20
CLAUSE 17 – ACTS OF GOD AND FORCE MAJEURE	22
CLAUSE 18 – WARRANTY	23
CLAUSE 19 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	25
CLAUSE 20 – CONFIDENTIALITY	29
CLAUSE 21 – TITLE AND RISK OF LOSS	27
CLAUSE 22 - INSURANCE	28
CLAUSE 23 – EQUIPMENT AND SOFTWARE	28
CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	34
CLAUSE 25 – REPRESENTATIONS BY THE PARTIES	30
CLAUSE 26 – WAIVER OF RIGHTS	31
CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING	31
CLAUSE 28 - NOTICES	32
CLAUSE 29 - TERMINATION	33
CLAUSE 30 – COURT JURISDICTION AND GOVERNING LAW	34

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on the one hand:

TELEMIG CELULAR S.A., enrolled with the corporate taxpayers register (CNPJ/MF) under number 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8° andar, Funcionários, in the city of Belo Horizonte, State of Minas Gerais, Brazil, represented herein by its undersigned attorneys-in-fact, hereinafter referred to simply as TELEMIG and, jointly with AMAZÔNIA referred to jointly as PRINCIPAL; and, on the other hand,

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA., a Brazilian company headquartered at Praça Professor José Lannes, 40, 12º andar, Ed. Berrini 500, Brooklin Novo, CEP 04571-100, São Paulo, SP, enrolled with the corporate taxpayers register (CNPJ/MF) under number 02.975.504/0001 -52, herein represented by its undersigned attorneys-in-fact, hereinafter simply referred to as HUAWEI DO BRASIL, and HUAWEI SERVIÇOS DO BRASIL LTDA., a Brazilian company headquartered at Av. John Dalton, 140 – Segundo Andar, CEP 13069-330, Campinas, SP, enrolled with the corporate taxpayers register (CNPJ/MF) under number 06.126.425/0001 -28, herein represented by its undersigned attorneys-in-fact, hereinafter simply referred to as HUAWEI SERVIÇOS, which is jointly with HUAWEI DO BRASIL referred to as CONTRACTORS, and both of them, together with TELEMIG, being hereinafter referred to as “Parties”;

WHEREAS

- PRINCIPAL is a mobile service provider in Brazil;

- CONTRACTORS are, respectively, a supplier and a provider of mobile telecommunication services, with extensive performance and experience in this branch of activity;

- PRINCIPAL has acquired from CONTRACTORS a GSM telecommunications network (“GSM NETWORK”) comprised of NETWORK CORE, ACCESS AND MANAGEMENT, covering the Triângulo Mineiro area in Minas Gerais State, under AGREEMENT number 000760501030A, executed on December 29, 2004 (“FIRST AGREEMENT”).

- On December 23, 2005, due to the growth in the voice and data traffic in the referred GSM NETWORK, the Parties executed an agreement (number 0000760512230A) for supply and rendering of services for expansion of CORE, ACCESS and NETWORK MANAGEMENT of the GSM NETWORK (“FIRST EXPANSION”).

- PRINCIPAL once again needs to expand its GSM Network CORE, ACCESS and NETWORK MANAGEMENT, for which reason it requested a proposal for such expansion, through a “Request for Proposal” – (Attachment I) for this AGREEMENT;

- CONTRACTORS, based on the Request for Proposal (Attachment I) sent by PRINCIPAL, submitted a Proposal for expanding the above mentioned GSM Network, on a LUMP SUM basis (“PROPOSAL”) (Attachment II);

The Parties hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions used in this AGREEMENT are those included in the Request for Proposal (Attachment I), in the applicable laws (as defined in clause five) and those identified in Attachment III (“DEFINITIONS”). In the case of any divergence as to the meaning of the definitions herein, the definitions provided for in the governing laws shall prevail. In cases not expressly provided for in this AGREEMENT and in the Attachments hereto, the definitions and technical specifications contained in the FIRST AGREEMENT shall apply.

CLAUSE 2 – SUBJECT- MATTER

2.1 The subject-matter of this AGREEMENT is the supply and implementation, excluding infrastructure works, by CONTRACTORS to PRINCIPAL, on a LUMP SUM basis, of all parts, new equipment, software, services and materials for expanding the capacity of its GSM NETWORK (CORE, ACCESS and NETWORK MANAGEMENT) in the Triângulo Mineiro area, as specified in the Request for Proposal (Attachment I) and in the PROPOSAL (Attachment II). The Parties agree that infrastructure works shall not be included in the subject matter of this AGREEMENT

2.2. CONTRACTORS hereby irrevocably and irreversibly undertake joint and several liability for the timely and faithful compliance with all the obligations indistinctly ascribed to CONTRACTORS hereunder.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1 CONTRACTORS expressly declare, for all effects, to have full knowledge and control of the Basic Assumptions contained in the Request for Proposal for expanding the capacity of the GSM NETWORK CORE, ACCESS and MANAGEMENT of the Triângulo Mineiro GSM NETWORK, as well as of the other conditions which may have influence in the cost and timeframe, respectively, of the PROPOSAL (Attachment II) and of the Implementation Schedule (Attachment IV).

3.2 Pursuant to the provisions in item 3.1, CONTRACTORS shall not be entitled to any complaint,

indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors or due to difficulties or disruptions of any nature related to the existing conditions at the installation site where the services will be rendered, notably of geological, meteorological or environmental nature, and relating to the conditions provided for in the AGREEMENT documents, to the extent such situations may be foreseen by CONTRACTORS.

CLAUSE 4 – AMENDMENTS

4.1 CONTRACTOR may determine, in writing, any changes in relation to the Basic Assumptions provided. In case CONTRACTORS find out that the changes determined by CONTRACTOR will increase or reduce the lump sum price of this Agreement, or affect CONTRACTORS’ capacity in meeting the scheduled dates, the parties shall be required, necessarily, to negotiate in good faith and adjust the turnkey value of this Agreement and/or change the scheduled timeframes, in such way as to reflect the changes on an equitable and balanced basis, it being certain and agreed that the price defined in this Agreement shall not be changed.

4.2 CONTRACTORS may suggest changes in relation to the Basic Assumptions that were supplied by PRINCIPAL, provided that they: (i) do not impair the minimum conditions set forth in the Request for Proposal (Attachment I); (ii) do not reduce dependability, capacity, performance, quality and useful life of the NETWORK CORE, ACCESS and MANAGEMENT; (iii) do not increase the prices contained in the PROPOSAL (Attachment II), or generate any additional cost to PRINCIPAL, (iv) do not delay the benchmark dates stipulated in the Implementation Schedule (Attachment IV), (v) do not jeopardize the Warranties granted and/or Insurances taken out; (vi) do not affect CONTRACTORS’ capacity to meet the scheduled dates; and (vii) do not affect PRINCIPAL’s Schedule of Disbursements. The suggested changes may not be implemented unless after they are previously discussed with and authorized by PRINCIPAL.

CLAUSE 5 – GOVERNING LAW

5.1 In the performance and interpretation of this AGREEMENT, all the regulations that govern the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, or resolutions, among others, shall be taken into account, complied with and applied by CONTRACTORS, regardless of whether or not any express reference is made to them herein and/or in the documents attached to this AGREEMENT.

5.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any and all units of certified products that may come to be supplied by CONTRACTORS to PRINCIPAL shall carry an identification plate in a visible place, showing the manufacturer’s name and the identification of the respective certificate. When the product is imported, the plate shall also contain the name and address of the domestic supplier. All certified products that use radioelectric frequency, in addition to the above requirement, shall bear the following message: “This product can only be put into operation after the relevant operating license issued by the appropriate technical body of the Ministry of Communications has been obtained.”

CLAUSE 6 – RELATED DOCUMENTS

6.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents shall hereinafter be referred to as Related Documents.

Attachment I	REQUEST FOR PROPOSAL
Attachment II	PROPOSAL
Attachment III	DEFINITIONS
Attachment IV	IMPLEMENTATION SCHEDULE
Attachment VI	ACCEPTANCE TEST PROCEDURES

6.2 Should there be any discrepancy between this AGREEMENT and the Related Documents, the following order shall prevail:

          (a) AGREEMENT

          (b) REQUEST FOR PROPOSAL

          (c) PROPOSAL

          (d) DEFINITIONS

CLAUSE 7 - PRICE

7.1 The lump sum for implementation of the subject matter of this AGREEMENT shall be ten million nine hundred and nineteen thousand eight hundred and seventy-two reais and sixty-one cents (R$10,919,872.61), of which four million six hundred and eighty-five thousand six hundred and thirty-six reais and seventy-seven cents (R$4,685,636.77) refer to services and software to be invoiced by HUAWEI SERVIÇOS and six million two hundred and thirty-four thousand two hundred and thirty-five reais and eighty-four cents (R$6,234,235.84) refer to equipment and materials to be invoiced by HUAWEI DO BRASIL.

7.2 The prices provided for in the PROPOSAL (Attachment II) include, in addition to

CONTRACTORS’ profit, all direct costs (materials, labor, management, payroll charges, labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, lodging, airfares, bus fares, local travel, food, equipment, tools, and consumable goods, among others) incurred or to be incurred by CONTRACTORS in order to supply and implement the NETWORK CORE, ACCESS AND MANAGEMENT expansion, it not being admissible, under any circumstances and regardless of the reason, that any additional amounts be charged by CONTRACTORS, except for the provisions in clause 4.1 above.

     7.2.1 The PARTIES acknowledge that the direct or indirect costs described in the PROPOSAL (Attachment II) may undergo some fluctuation after this AGREEMENT has been executed by CONTRACTORS and while it is being performed, due to foreseeable events such as inflation, variation in input prices, the need to replace materials , the use of alternative means of production, project adjustments (provided that no change is made to the Basic Assumptions supplied by PRINCIPAL), among others, with CONTRACTORS undertaking the risk for these fluctuations and the obligation to bear any additional costs resulting from them, as an essential condition for the execution of this AGREEMENT. In order to avoid any doubt as for the foreseeable nature of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned events:

(i) labor strikes of CONTRACTORS’ or their subcontractors’ personnel;

(ii) acts of God and meteorological phenomena typical and/or usual in relation to the period or place where the services are being rendered;

(iii) delays in the imports of equipment and customs clearance, provided that such delays are due to CONTRACTORS’ fault.

     7.2.2 The prices described in the PROPOSAL (Attachment II) include all the activities (direct, indirect, accessory, alternative, supplementary, among others) that are necessary for the supply of the expansion of the NETWORK CORE, ACCESS AND MANAGEMENT, pursuant to the Request for Proposal (Attachment I).

7.3 The new items (equipment, materials, Software and services) that are necessary for the performance of this agreement shall be automatically integrated to the List of Unit Prices – LUP included with the proposal submitted by CONTRACTORS in the FIRST AGREEMENT, becoming a part thereof, together with those items that were already included in the PROPOSAL, with all the rules provided for in the FIRST AGREEMENT, specially those set forth in item 7.4 thereof, being, therefore, applicable to them.

7.4 The aggregate value of this AGREEMENT, for the purposes of the provisions in clauses 15 and 16 hereof, shall be the sum of all the amounts described in item 7.1 above.

CLAUSE 8 – PAYMENT TERMS

8.1 Payments shall not be made unless after the occurrence of each of the following events, according to the Schedule outlined below:

Event	Physical Event of each Stage	Value
1
Delivery, at the location designated by PRINCIPAL, of all of the equipment, materials and software and beginning, on the Site, of installation services of the respective Network Element, as per definition included in Attachment III.
Forty per cent (40%) of the value of the Invoices for equipment and materials of the respective Element.
2	Issuance of the Statement of Initial Acceptance of the respective Network Element, which may not be unreasonably withheld or delayed.	Thirty per cent (30%) of the value of the Invoices for equipment of the respective Element and seventy per cent (70%) of the value of the Invoices for services of the respective Element.
3	Issuance of the Statement of Final Acceptance of the respective Element, which may not be unreasonably withheld or delayed.	Thirty per cent (30%) of the value of the Invoices for materials and equipment of the respective Element and thirty per cent (30%) of the value of the Invoices for services of the respective Element.

8.2 In relation to events 2 and 3, CONTRACTORS shall not issue the Invoices for the events specified in the schedule above unless after their actual occurrence, it being certain and agreed that the payments will be made pursuant to the referred payment schedule, on the sixtieth (60th) day after the submission to PRINCIPAL of an Invoice in two (2) counterparts, corresponding to the respective event, with due regard to the provisions in clause 9. The payment shall be made by bank transfer to CONTRACTORS, pursuant to the following information:

  Account Holder: Huawei do Brasil Telecomunicações Ltda.
  Account number: 0454-00720-39

  Bank: HSBC Brasil S.A.
  Account holder: Huawei Serviços do Brasil Ltda.
  Account number: 0454-02919-97
  Bank: HSBC Brasil S.A.

8.3 The payments shall be subject to the provisions in clause 8.1 above, without prejudice to the other obligations provided for in this agreement, with PRINCIPAL being required to deposit the amount owed directly into the bank accounts indicated by CONTRACTORS, and the respective deposit slips being valid as payment receipts.

8.4. Payments shall be made on Mondays, Wednesdays or Fridays, provided that they are business days. Payments falling due on other days of the week shall be paid on the immediately subsequent Monday, Wednesday or Friday, provided that they are business days, as appropriate, at no extra cost to PRINCIPAL.

8.5 CONTRACTORS shall, when issuing receipts or invoices, ensure that these documents are correctly filled in. Such documents shall mandatorily include the number of the AGREEMENT, the identification of the installment to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for the equipment with the BNDES/FINAME, as applicable.

8.6 PRINCIPAL, should there be any credits to its benefit hereunder, resulting from fines or damages caused by CONTRACTORS, shall be entitled to deduct these amounts from the payments owed to CONTRACTORS, at the time of the issuance of the Statement of Initial Acceptance and/or of the Statement of Final Acceptance, as appropriate, upon prior notice at least two business days in advance, for CONTRACTORS to be able to answer whether they agree to the deduction. Should CONTRACTORS not agree with the deduction, even though it will be effected, and the parties shall negotiate in good faith towards a solution for the problem.

8.7 PRINCIPAL reserves itself the right to, upon written notice to CONTRACTORS, suspend the payment of any and all amounts owed to CONTRACTORS hereunder, as long as there are obligations not performed by CONTRACTORS, without being entitled to any right to interests, monetary restatement, indemnification or setoff, at any title whatsoever, under the terms of article 476 of the Civil Code. The suspension mentioned in this Clause shall be limited to one hundred thousand reais (R$100,000.00) per event. It is further certain and agreed that the limitation provided for above is valid solely and exclusively for this clause, not being extended, under any circumstance whatsoever, to any other clause or provision hereof.

8.8 CONTRACTORS reserve themselves the right to suspend activities resulting from this AGREEMENT fifteen (15) days after PRINCIPAL received an extrajudicial or judicial notice from CONTRACTORS, in the case of unjustified payment delay(s) in excess of fifteen (15) days. This possibility does not apply neither to the cases mentioned in items 8.6 and 8.7 above, nor to those cases described in this AGREEMENT where payment default by PRINCIPAL is expressly authorized and justified.

8.9 As regards overdue and unpaid amounts, without any contractual and/or legal provision existing that justifies the default, CONTRACTORS shall have the right to charge interest on arrears, from PRINCIPAL, at the rate of zero point one per cent (0.1%) daily, calculated on a pro rata die basis, added by monetary indexation based on the IGP-DI index, up to the date on which payment actually occurs, except in those cases stipulated herein that expressly eliminate the occurrence of monetary indexation.

8.10 CONTRACTORS may neither assign nor pledge to third parties the amounts owed to them under this AGREEMENT without prior authorization to do so from the PRINCIPAL. PRINCIPAL may not assign nor pledge to third parties the amounts eventually owed to them under this AGREEMENT, without CONTRACTORS’ prior and express authorization.

CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

9.1 As for the National Social Security Institute – INSS, PRINCIPAL shall comply with Law 9,711/98 and Regulatory Instruction 03/05, as further amended. It is mandatory to show in all Bills of Sale, Invoices and Receipts for services rendered under the responsibility of the CONTRACTORS.

     9.1.1 PRINCIPAL shall send to CONTRACTORS, whenever requested by them, the receipts for payment of amounts withheld pursuant to clause 9.1 above, within fifteen days from the request.

9.2 The amounts of Taxes must be shown in each Invoice submitted, together with an indication of the tax rate applied or inclusion of the exemption text, as determined by current laws. The amounts concerning supplies of materials and/or own or third-party equipment, essential for CONTRACTORS to perform their services shall be indicated in each Invoice submitted, under penalty of taxes due being withheld for the full amount of the tax document.

9.3 PRINCIPAL is responsible for opening and canceling the registration with the CEI. However, CONTRACTORS shall be responsible for preparing, organizing and submitting to PRINCIPAL all the documentation required by the INSS for clearance of work sites, including subcontractors’, pursuant to the instructions contained in CEI’s manual to be supplied by PRINCIPAL.

     9.3.1 The documents mentioned in clause 9.3 to be presented shall either be the original or certified copies thereof, collected and organized in the form of a DATA BOOK, by CEI registration number (DATA BOOK CEI), to be submitted within fifteen (15) days, at most, of the completion of the work at a given site.

     9.3.2 Should CONTRACTORS fail to submit the aforementioned documentation within a reasonable time of not less than ten (10) days and not more than twenty (20) days counted from PRINCIPAL’s request, PRINCIPAL shall be since now authorized, regardless of notice, to withhold thirty per cent (30%) of the value from the subsequent payment due according to the agreement, with the same procedure described in clause 8.7 above being valid in this circumstance. In this case, the withheld amount shall not be released by PRINCIPAL unless upon regular submission of the requested documents.

     9.3.3 The last payment provided for in this agreement shall not be effected unless after submission, by CONTRACTORS to PRINCIPAL, of all the necessary documents for the regular clearance of CEI registrations with the INSS.

     9.3.4 Should CONTRACTORS use the same insured parties to provide services to several principals, alternately, during the same time period, they shall be exempt, pursuant to article 162 and the sole paragraph of INSS Regulatory Instruction no. 03/2005, from preparing separate Payroll and Payment Forms for the Severance Indemnity Fund for Employees and Information for Social Security (GFIP – Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social), provided that this situation is duly evidenced, with CONTRACTORS being solely responsible for said information.

     9.3.5 Should application of the provisions in item 9.3.4 above come to be questioned by INSS inspectors, making it impossible for PRINCIPAL to cancel the CEI registration, due to CONTRACTORS’ sole blame, CONTRACTORS shall be entirely responsible for any costs or damages arising out of this situation, including the payment of possible fines that said inspection might levy on PRINCIPAL, which may be imposed by the INSS inspection.

9.4 As for the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), PRINCIPAL shall comply with the laws of the locations where the services are actually rendered, notwithstanding the provisions in the laws of the municipality where the service provider is headquartered. CONTRACTORS shall be required to inform in all Invoices issued by them the actual location where the services were rendered, under penalty of non-payment and return of such invoices, undertaking responsibility for such information and, consequently, for eventual tax infraction notices which may be imposed against PRINCIPAL by other Local Authority than that indicated in the Invoices, demanding payment of the ISSQN.

9.5 PRINCIPAL, when acting as the withholding party, shall pay the taxes levied under the applicable laws, being since now authorized to deduct such amounts from eventual amounts owed by PRINCIPAL to CONTRACTORS hereunder. PRINCIPAL shall bear and undertake the cost and payment of its own income tax, as well as of any other taxes levied on PRINCIPAL by operation of law or applicable regulation, with the provisions in Clause 9.1.1 being applicable to this clause.

9.6 The Parties agree to immediately review (upward or downward) the prices listed in the PROPOSAL (Attachment II), should any taxes, charges and tax contributions be created, changed or eliminated, after the execution date hereof, provided that this is shown to affect the prices agreed to in the PROPOSAL (Attachment II), as from the date the legal provisions which introducing these changes become effective.

9.7 Notwithstanding the payment terms agreed to in a specific clause, every tax document concerning services rendered by CONTRACTORS shall be issued and delivered to PRINCIPAL’s facilities by the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow PRINCIPAL to pay the appropriate taxes on the maturity dates provided by law.

CLAUSE 10 - DEADLINE

10.1 This present AGREEMENT shall become effective as from its execution date, and shall expire by operation of law on 11/20/2006, as provided for in the Implementation Schedule (Attachment IV), or on the date CONTRACTORS shall have fulfilled all their obligations stemming or arising herefrom, with due regard to the survival of clauses expressly provided for herein.

     10.1.2 In case of delay by PRINCIPAL in the compliance with its obligations which provenly causes any delay in CONTRACTORS’ works, the timeframes provided for in the Implementation Schedule (Attachment IV) shall be postponed in the same proportion of the referred delay.

10.2 The deadlines stipulated herein may not be extended unless by an Amendment Agreement and in the following cases:

a) temporary suspension of the services for reasons that cannot be ascribed to CONTRACTORS, pursuant to Clause 13. In this case, PRINCIPAL shall refund CONTRACTORS for the direct costs incurred by the latter as a result of and for the time period during which the suspension remains in effect, with due regard to the provisions in Clause 14. PRINCIPAL shall not be responsible for paying CONTRACTORS for loss of profits by force of suspension.

b) acts of God or force majeure, duly evidenced by CONTRACTORS, pursuant to the provisions of Clause 17. In this case, each PARTY shall bear the cost of its own losses for the period during which the extension remains in effect.

c) non-availability due to failure imputable only to PRINCIPAL to provide suitable technical conditions, that are under its responsibility, for implementation of the NETWORK CORE, ACCESS and MANAGEMENT expansion, required for the performance of the subject-matter hereof, as per item 12.1 (b). In this case, PRINCIPAL shall refund CONTRACTORS for the direct costs incurred by the latter as a result of failure to make the proper environment available, and for as long as this situation remains. PRINCIPAL shall not be responsible for paying CONTRACTORS for loss of profits as a result of the extension.

10.3 The potential postponement granted in the cases mentioned in item 10.2.2 above shall correspond to the number of days of delay actually occurred and shall not be applied except to those services provenly affected by the delay.

10.4 If PRINCIPAL fully or partially rejects any of the services and/or materials, performed and/or used, not in compliance with the requirements, obligations and conditions of this AGREEMENT, this fact shall not justify the delay in the performance of any of the service stages. Similarly, eventual suspensions of services determined by PRINCIPAL’s inspection in case of irregularities being identified, as per Clause 13, shall not be accepted as justification for delay in the schedules. Whenever PRINCIPAL unreasonably rejects any supply, it will be required to so by informing the rejected items in a check list.

CLAUSE 11 –CONTRACTORS’ OBLIGATIONS

11.1 In addition to the other obligations described herein, CONTRACTORS shall jointly and severally:

(a) Fulfill the Implementation Schedule (Attachment IV) as well as other obligations included herein and in the other Attachments;

(b) Prepare and deliver to PRINCIPAL, by the end of each month, or whenever PRINCIPAL, at its sole discretion, deem it necessary, under penalty of suspension of eventual payments owed by PRINCIPAL to CONTRACTORS, and application of the fine set forth in item 15.1(ii), a DATA BOOK containing a copy of the following documents:

     (i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid to the tax authority of the municipality in which the services are rendered, except in the cases in which Local Law transfers to PRINCIPAL the obligation of withholding the Tax on Services and consequently of paying the same;

     (ii) Tax Payment Form for Withholding Income Tax, if applicable;

     (iii) Payment Form for Social Security Contributions;

     (iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

     (v) Payment Forms for the Union, Assistance and Confederation Contributions - General Registry of Unemployed People (CAGED – Cadastro Geral de Desempregados);

     (vi) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff and personnel of its subcontractors;

     (vii) List of the people who worked in the month to which the report applies, under the responsibility of CONTRACTORS and of its subcontractors;

     (viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by CONTRACTORS and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

     (ix) Employee Contract Termination and dismissal examination; and

     (x) Monthly report showing the number of employees of CONTRACTORS and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT –Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT – Seguro de Acidente do Trabalho).

(c) Deliver to PRINCIPAL copies of all original documents making up the referred DATA BOOK upon termination of this AGREEMENT;

(d) Only subcontract the services covered by this AGREEMENT upon PRINCIPAL’s previous approval, pursuant to Clause 28. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, with CONTRACTORS continuing to be the sole parties responsible for supplying to PRINCIPAL all elements covered by this AGREEMENT;

(e) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate security measures are taken to avoid accidents and that all the work carried out is performed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by CONTRACTORS themselves or their subcontractors;

(g) Replace their employees, at any time, should PRINCIPAL so request, provided there is evidence of inadequate employee performance, with CONTRACTORS being held responsible, furthermore, for all costs resulting from the substitution;

(h) Adequately protect PRINCIPAL’s and third parties’ assets, ensuring the conservation and maintenance of their facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, CONTRACTORS and its employees or third parties under their responsibility shall also comply with the standards that concern the use and maintenance of PRINCIPAL’ facilities, under penalty of bearing the costs of damages possibly caused;

(i) To maintain in Brazil, throughout the effective term of this AGREEMENT, a center for the replacement of circuit boards and components, so as to ensure that all the parts sent for repairs by PRINCIPAL be returned by CONTRACTORS within sixty (60) days at most, for locally manufactured equipment and for imported equipment;

(j) Supply NETWORK CORE, ACCESS and MANAGEMENT capacity expansion, in compliance with the rules enacted by the Ministry of Communications, by ANATEL and by other public administration offices, including, without limitation, those rules that concern the Personal Mobile System (SMP – Sistema Móvel Pessoal), as related to materials and equipment, bearing all cost inherent to or arising out of them;

(k) Inform PRINCIPAL, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedule – Attachment IV, showing how events are progressing, an analysis of possible deviations from the schedule and actions taken to recover deadlines, including with regard to services carried out by subcontractors, as the case may be. For this purpose, PRINCIPAL shall define, within not more than thirty (30) days counted from the execution of this AGREEMENT, such reports which must be supplied by CONTRACTORS to PRINCIPAL, in addition to the contents thereof;

(l) Provide, at any time, the information requested by PRINCIPAL on the process of supplying the subject-matter of this AGREEMENT and on the Implementation Schedule (Attachment IV), containing the details necessary for keeping track of timing well and reliably;

(m) Provide PRINCIPAL with a copy of the insurance policies taken out in CONTRACTORS’ name, pursuant to Clause 22, as well as the proof of payment of their respective premiums;

(n) Appoint a Project Manager to interact with the Project Manager appointed by PRINCIPAL, fully managing CONTRACTORS’ and subcontractors’ obligations. The Project Manager shall: a) have full knowledge of the entire context of the Projects; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(o) Fulfill, abide by, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as PRINCIPAL’s internal recommendations, procedures, standards and policies, and answer for any damages not resulting from the compliance with this clause;

(p) Ensure safe warehousing and storage, as well as prompt removal and/or disposal of any waste eventually generated, whether or not within the scope of this AGREEMENT, with a view to full compliance with the environmental protection laws currently in force;

(q) Hold PRINCIPAL harmless from any judicial and/or administrative claims to which CONTRACTORS may give rise, by itself or its employees, which, in any way, result from the legal relation between the parties, bearing full responsibility and burden resulting therefrom and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that PRINCIPAL be exempted from liability for the claim or replaced in connection with it. Should a claim be filed against PRINCIPAL, CONTRACTORS shall undertake to refund all costs that PRINCIPAL may come to incur as a result of such claim, including, with regard to costs, the full amount of the attorney’s fees that PRINCIPAL may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, protection or enforcement of any of the rights described herein, regardless of when the claims are made, pursuant to the provisions of item 15.3 hereof, solely where such actions or obligations are not solely imputable to PRINCIPAL;

(r) Ensure that the materials and equipment (hardware and software) supplied are fully in compliance with the materials and equipment supplied by the other companies hired by PRINCIPAL for the implementation of the subject matter of this AGREEMENT, in such manner as to obtain perfect functionality and operation of the GSM Network.

CLAUSE 12 – PRINCIPAL’s OBLIGATIONS

12.1 In addition to the other obligations described herein and in the Attachments hereto, PRINCIPAL shall:

(a) Effect the payments owed to CONTRACTORS, as per Clause 8;

(b) Make available to CONTRACTORS the necessary technical conditions that are under its responsibility, as for infrastructure and transmission, for implementation of the NETWORK CORE, ACCESS and MANAGEMENT capacity expansion, which is required for the performance of the subject matter hereof;

(c) Allow access to all the premises owned by PRINCIPAL, provided that access to a certain place is strictly necessary for the achievement of the subject matter of this AGREEMENT, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, by providing CONTRACTORS with a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be previously negotiated with PRINCIPAL;

(d) Appoint a Project Manager, during the process of supplying NETWORK CORE, ACCESS and MANAGEMENT capacity expansion of the Triângulo Mineiro region, to interact with CONTRACTORS’ Project Manager, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel;

CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

13.1 PRINCIPAL and its employees, agents or representatives shall always have the right to inspect the performance by CONTRACTORS under this AGREEMENT, without this in no way excluding or reducing CONTRACTORS’ sole and full responsibility for the services rendered and the materials/equipment supplied, provided that any inspections do not affect the performance and/or compliance with any CONTRACTORS’ obligations hereunder.

     13.2.1 In case the suspension is without reason and the AGREEMENT remains suspended for a maximum period of sixty (60) days, CONTRACTORS shall have the right to terminate it, if so desired, in the manner provided for in item 29.3, being entitled to receive payment for the events fulfilled by them and accepted by PRINCIPAL up to the time of the suspension. To this same effect, PRINCIPAL shall evaluate the network elements that are already finished at the time of the above mentioned termination, and shall pay CONTRACTORS for those network elements which come to be accepted.

13.3 If the suspension is determined by reason that the supply and/or implementation of the systems subject matter of this AGREEMENT do not meet the terms set forth in this AGREEMENT, in the applicable laws and/or regulations and in case CONTRACTORS fail to remedy the irregularities found within ten (10) days, thereby jeopardizing fulfillment of any Implementation Schedules included in the PROPOSAL (Attachment II), PRINCIPAL may terminate this AGREEMENT, pursuant to Clause 30, in which case CONTRACTORS shall have no right to any indemnification, being entitled merely to receive payment for the events fulfilled by them and accepted by PRINCIPAL up to the date of the notice of termination, without prejudice to the application by PRINCIPAL of the penalty set forth in item 15.1 (i).

CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

14.1 While the AGREEMENT is being performed, PRINCIPAL may choose between monitoring the field acceptance tests or working with test reports, issued by CONTRACTORS.

14.2 Once all supply and services have been concluded and the subject matter of this AGREEMENT is implemented, CONTRACTORS shall notify the fact to PRINCIPAL, in writing.

14.3 PRINCIPAL shall, jointly with CONTRACTORS, start the performance tests in accordance with the procedures provided for in Attachment VI in order to ensure that any equipment, systems or individual subsystems shall be in compliance with the Request for Proposal as well as with this Agreement..

14.5 Once the implementation and interconnection of all the different network elements is concluded, in such a manner as to allow the performance of the subject matter of this AGREEMENT, PRINCIPAL will check whether the services are in order and performed in accordance with the stipulations of this AGREEMENT, pursuant to Attachment VI. In the event no irregularity is found, PRINCIPAL shall issue the Statement of Initial Acceptance for the Network Elements subject matter of this AGREEMENT, as established in Attachment VI. Otherwise,

CONTRACTORS shall be notified to correct the imperfections listed, undertaking to immediately start the repairs and/or supplement required, under penalty of, failing to do so, PRINCIPAL being entitled to perform them either directly or by third parties, charging the corresponding expenses to CONTRACTORS.

14.6 After a term of thirty-(30) days from the issuance of the Statement of Initial Acceptance and once all the defects or irregularities have been remedied, as provided for in Attachment IV, PRINCIPAL will issue the Statement of Final Acceptance, always after a period of ten-(10) calendar days has elapsed after the latest irregularity has been remedied.

14.7 The corrective services and supplements required shall be always performed on the CONTRACTORS’ sole account and responsibility.

14.8 It is certain and agreed that pending matters related to the FIRST AGREEMENT and to the FIRST EXPANSION may not, by themselves, prevent the issuance of the respective Statements of Initial Acceptance and Final Acceptance in connection with this Agreement, unless the obligations inherent to this Agreement may not be complied with as a result of the pending matters of the FIRST AGREEMENT and of the FIRST EXPANSION.

14.9 In case the expansion of the GSM Network capacity, the subject matter of this AGREEMENT, is placed into commercial operation by PRINCIPAL, such fact shall be deemed as being interpreted, for the effects hereof, as an event that authorizes the payment related to the issuance of the Statement of Initial Acceptance (event 2 of item 8.1) . However, the Statement of Initial Acceptance shall not be deemed as implicitly issued, given that although the expansion of the GSM Network capacity or system are operating from a commercial viewpoint, there may be pending matters which must be remedied before the formal issuance of the Statement of Initial Acceptance.

CLAUSE 15- PENALTIES

15.1 Should CONTRACTORS violate any of the provisions hereof, or the legal and regulatory provisions which govern this AGREEMENT, PRINCIPAL may, at its discretion, apply the following penalties, without prejudice to responsibility for damages and losses, as applicable:

     (i) a non-compensatory fine for delay in performance by CONTRACTORS of the events listed in the Implementation Schedule (Attachment IV), above, limited to thirty per cent (30%) of the overall value of the AGREEMENT, calculated in accordance with the following formula:

M =( 0.001 x A) x P

                                                                                                              Where:

                                                                                                              M = fine value

                                                                                                              A = delay in number of days

     P = two million five hundred and twenty-one thousand five hundred and seventy-four reais and seventy-six cents (R$2,521,574.76), in case the delay refers to BTS’s (as defined in Attachment III – Definitions) of stage 1, and one million seven hundred and thirty-four thousand five hundred and eighty-two reais and eighty cents (R$1,734,582.80), in case the delay refers to BTS’s (as defined in Attachment III – Definitions) of stage 2.

     P = three million fifteen thousand four hundred and one reais and ninety cents (R$3,015,401.90), in case the delay refers to other Network Elements (as defined in Attachment III – Definitions) of stage 1, and three million six hundred and forty-eight thousand three hundred and thirteen reais and twenty cents (R$3,648,313.20), in case the delay refers to other Network Elements (as defined in Attachment III – Definitions) of stage 2

     The events related to stage I and stage II shall be those as defined in the Implementation Schedule (Attachment IV).

     In case the delay of a certain event in the Implementation Schedule (Attachment IV) refers to delays of BTS’s and of other Network Elements, the parties agree that “P” will be the sum of “P” values for BTS and for other Network Elements of the same stages mentioned in the paragraphs above.

(ii) a non-compensatory fine of point five per cent (0.5%) of the total value of the AGREEMENT, in the event of default, by CONTRACTORS, of any obligation provided for hereunder, except for default due to delay in the Implementation Schedule – Attachment IV, in which case the fine to be applied will be that provided for in item (i) above. For the purposed of applying the fine described in this item (ii), PRINCIPAL shall notify CONTRACTORS for them, within five (5) calendar days, to start the procedures for remedying the default or, within the same timeframe, submit their formal defense. Should defense be presented, PRINCIPAL shall analyze whether the justifications presented discharge CONTRACTORS from responsibility. If the defense is rejected, PRINCIPAL shall send to CONTRACTORS the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, CONTRACTORS shall have twenty-four (24) hours to start remedying their default and to complete the services within the timeframe determined by PRINCIPAL, based on principles of good faith and reasonableness. Should CONTRACTORS fail to take appropriate actions and to complete the services by the required deadline, the fine shall apply.

15.2 Should ANATEL impose a fine upon PRINCIPAL for noncompliance with the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from CONTRACTORS’ failure to properly and timely perform their obligations hereunder, CONTRACTORS shall indemnify PRINCIPAL, in proportion to their liability, for the amount levied by ANATEL, without prejudice to other damages and losses that may come to be incurred by PRINCIPAL, subject, as for the latter, to the limitations provided for in clause 18.

15.3 Should PRINCIPAL come to be summoned, notified or charged as a result of CONTRACTORS or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with obligations of any other nature, by reason of this Agreement, as well as of the amendments hereto, CONTRACTORS are undertaken to refund the amount paid, added by interest, fines and other applicable charges, including attorney’s fees, to be reimbursed within no later than fifteen (15) days as from the date a written notice is sent from PRINCIPAL to CONTRACTORS, through deposit to bank account 762.200 -7 held by PRINCIPAL with Banco do Brasil, branch number 3308-1.

     15.3.1. If any delay occurs in connection with the payments mentioned herein, CONTRACTORS shall be liable to daily fine of zero point one percent (0.1%) on the overdue amount, regardless of any warning, notice, or judicial or extrajudicial proceedings.

     15.3.1 Furthermore, in cases in which the delay of payment referred to herein is of more than thirty (30) days from the date of the notice, as determined in item 15.3, CONTRACTORS expressly authorize PRINCIPAL to adopt one of the following possible behaviors, at its sole discretion:

     a) to withhold any payments eventually owed to PRINCIPAL, based on this or on other agreements, until PRINCIPAL shall have fulfilled the respective obligation; or

     b) to issue Bills of Exchange representing the obligation to refund undertaken herein by CONTRACTORS, or, finally;

     c) to collect in court the amounts hereby undertaken by CONTRACTORS, with this AGREEMENT being deemed as an extrajudicial execution instrument, under the terms of article 585 of the Code of Civil Procedure.

CLAUSE 16 - RESPONSIBILITIES

16.1 Each of the PARTIES shall indemnify and hold the other PARTY and its directors, officers, agents and employees harmless from all complaints, requirements, legal proceedings, damages, costs, expenses, losses or liabilities resulting from or related to this AGREEMENT, to the extent that these damages have been caused by acts or omissions resulting from either negligent or willful misconduct of such PARTY or its agents, contractors, subcontractors, officers or employees, or of any party under its responsibility, subject to the total value of this AGREEMENT, as provided for in item 7.1.

16.2 Each of the PARTIES shall indemnify and hold the other PARTY and its directors, officers,

agents and employees harmless from any complaint, requirement, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury (whether to its officers, agents, employees or third parties) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death have been caused by acts or omissions resulting from either negligent or willful misconduct of the agents, contractors, subcontractors, officers or employees, or any other party under its responsibility, provided that the PARTY notifies the other PARTY, in writing, of all legal proceedings, complaints, damages or claims against it

16.3 CONTRACTORS declare that they are the parties solely and exclusively responsible for entirely complying with the environmental protection laws currently in force in relation to their contractual obligations hereunder, and that they are responsible, among other things, for all damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws. Likewise, PRINCIPAL shall be responsible for any damage caused to the environment and/or for fines, penalties, tax infraction notices or other notices imposed or applied by reason of the non-compliance with the applicable laws, as far as it concerns its specific obligations hereunder. It is since now certain and agreed that there will be no concurrent fault, with each party being solely and exclusively responsible for any environmental damage it may give cause.

16.4 Each PARTY shall reimburse the other PARTY for all and any expenses the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damages to the environment, as well as for the expenditures and payments that such PARTY may effect as a result of fines, penalties, infraction notices and other notices imposed or levied by public authorities, without prejudice to payment of losses and damages assessed.

16.5 CONTRACTORS acknowledge that the execution of the services described herein may adversely interfere with the operation and functioning of third parties’ current telecommunication networks. Thus, CONTRACTORS undertake responsibility for all damages that PRINCIPAL may incur as a result of third parties’ eventual claims as for problems which adversely affect the operation and functionality of their telecommunication networks.

16.6 Any and all indemnification which come to be paid by CONTRACTORS as a result of any activity related to this Agreement including, additionally, the liability for their agents and/or subcontractors, shall not exceed, in any circumstance, the total value of this AGREEMENT, except as far as it concerns Intellectual Property, Confidentiality and Penalties applied by Anatel, damages to third parties’ network, death and personal injury, for which CONTRACTORS’ liability is unlimited.

16.7 It is certain and agreed that CONTRACTORS shall be liable for indirect or consequent damages, loss of profit, loss of revenue, damages to reputation or loss of information or data resulting from interruption in the network, up to a limit of fifty per cent (50%) of the value of this Agreement.

CLAUSE 17 – ACTS OF GOD AND FORCE MAJEURE

17.1 All events that take place during the course of the performance of this AGREEMENT, of an unforeseeable nature and that provenly interfered with the progress of the works, shall be typified as Acts of God or force majeure and shall be cause for exemption from responsibility, such as, but without limitation to:

     a) wars, military hostilities, acts of terrorism, police actions and others of a similar nature;

      b) general or specific industry strikes, with a regional, national or international scope;

     c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by the affected party, despite its experience.

17.2 CONTRACTORS shall notify PRINCIPAL’s Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the progress of the works and that it cannot be, therefore, typified as an unforeseeable fact for the purposes of exempting CONTRACTORS from responsibility.

17.3 PRINCIPAL shall review the documents submitted by the CONTRACTORS and may request supplementary evidence, should it believe that this is required in order to perfectly typify the event.

17.4 Should PRINCIPAL agree that the event was indeed unforeseeable, it shall notify CONTRACTORS as provided for in Clause 29 below. In this case, CONTRACTORS shall be exempted from payment of any penalties to PRINCIPAL, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 10. Each party shall undertake and bear its own losses resulting and/or caused by the unforeseeable event.

17.5 Should PRINCIPAL fail to agree that an unforeseeable event took place, it shall be required to send CONTRACTORS a substantiated expert‘s opinion that justifies and substantiates its understanding.

17.6 Should CONTRACTORS believe that the unforeseeability of the event has rendered performance of the AGREEMENT excessively expensive, they shall abide by the provisions in article 478 of the New Civil Code and they shall neither be allowed to suspend activities nor to declare the AGREEMENT to be terminated, unless based on a court order authorizing them to do so, under penalty of being held responsible for the losses caused to PRINCIPAL, in addition to being subject to the penalties stipulated herein.

CLAUSE 18 - WARRANTY

18.1 CONTRACTORS shall warrant all equipment (hardware and software) as to performance and functionality, as well as against any and all defects, counted from the Final Acceptance, for a period of twelve (12) months, assuring, furthermore, that the equipment shall be free of material and manpower defects for the aforementioned period and that it shall comply with CONTRACTORS’ specifications.

18.2 The warranty period for any equipment or part thereof, when repaired or supplied as a replacement, shall be equal to twelve (12) months counted from the date of repair or replacement.

18.3 If, under regular and appropriate use during the applicable warranty period, a defect or nonconformance is identified in any equipment supplied by CONTRACTORS, they shall take the following actions:

     (a) CONTRACTORS shall promptly attempt to repair or replace said equipment, on a free-of-charge basis, at PRINCIPAL’s premises;

     (b) If CONTRACTORS choose to repair any equipment supplied by them, and such equipment has to be removed, CONTRACTORS shall promptly provide a substitution for the equipment at PRINCIPAL’s facilities, without any charge for PRINCIPAL;

     (c) The services of removing and reinstalling defective or non-conforming equipment shall be performed by CONTRACTORS, without any charge for PRINCIPAL;

     (d) The transportation expenses to and from PRINCIPAL’s facilities in connection with the de-installation and installation services required for return of the said equipment shall be borne by CONTRACTORS;

     (e) Defective or non-conforming equipment that re replaced pursuant to the provisions hereof shall become CONTRACTORS’ property.

18.4 CONTRACTORS ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of five (5) years as from the expiration of the warranty period thereof.

18.5 CONTRACTORS ensure that each piece of equipment supplied to PRINCIPAL under this AGREEMENT shall always meet or exceed the warranted capacities mentioned in the Request for

Proposal (Attachment I) and in the PROPOSAL (Attachment II).

18.6 Should CONTRACTORS breach any warranty stipulated in the above item, PRINCIPAL shall notify CONTRACTORS of this fact, whereupon CONTRACTORS shall have thirty (30) days, as from receipt of the notice, to remedy the problem reported by PRINCIPAL or to in any way compensate the loss of the capacity that should be warranted.

18.7 With respect to any equipment that ceases to meet the applicable capacity requirements, as stated in the Request for Proposal or in the PROPOSAL (Attachment II), CONTRACTORS shall supply additional or improved equipment as well as the services required to cause said nonconforming equipment (considered jointly with said additional equipment) to comply with the applicable stated capacities.

18.8 CONTRACTORS shall supply said additional or improved equipment and services at their own expense. CONTRACTORS shall not issue any invoice to PRINCIPAL and PRINCIPAL shall not be under the obligation of paying any amount, in relation to any excess capacity. Title to and risk of loss of any additional equipment delivered in compliance with the above item shall be transferred to PRINCIPAL after the Final Acceptance.

18.9 CONTRACTORS warrant to PRINCIPAL that, for a period of sixty (60) months counted as from the Final Acceptance, each computer application, once delivered, installed and tested by CONTRACTORS, shall be free of defects substantially affecting their use as stated in PRINCIPAL’ specifications.

18.10 As for computer applications provided by a supplier other than CONTRACTORS, CONTRACTORS hereby assign to PRINCIPAL all the warranties granted to CONTRACTORS by the supplier thereof. Should CONTRACTORS be prevented from assigning said warranties, CONTRACTORS themselves shall provide warranty over the software, pursuant to the item above.

18.11 CONTRACTORS warrant to PRINCIPAL that the Services shall be carefully and professional performed, in compliance with CONTRACTORS’ specifications or with any specifications mutually agreed upon for these Services, using material that is free of defects. If, after issuance of the Statement of Final Acceptance, it is determined that, due to CONTRACTORS’ or their subcontractors’ or suppliers’ fault, the Services were not performed as described above, and if PRINCIPAL notifies CONTRACTORS about this within the warranty period of twenty-four (24) months, CONTRACTORS, at their discretion, shall either promptly remedy the defects and deficiencies or immediately refund PRINCIPAL for the amounts paid to CONTRACTORS in connection with said Services. Considering the overall nature of the proposed prices, the PARTIES agree that they will adopt, for purposes of refund, the amounts shown in the LUP or, if that is not applicable, the average market values.

CLAUSE 19 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

19.1 CONTRACTORS represent that all the licenses required for any software and equipment supplied under this AGREEMENT are regular, irrevocable and valid for more than 50 years. CONTRACTORS further represent that they are authorized to supply such products as agreed to herein, excluding source codes, fully discharging PRINCIPAL from any responsibility for any lawsuits, arbitration awards or penalties eventually imposed as a result of the use of the products and services supplied hereunder. CONTRACTORS shall be required to make all the documents related to the relevant licenses available.

19.2 Should PRINCIPAL be sued, due to its use of the software and equipment supplied hereunder, PRINCIPAL may implead CONTRACTORS, as provided for in article 70, section III of the Code of Civil Procedure, in which case CONTRACTORS shall be required to accept the impleading under the terms of article 75, item I of said Code and to defend PRINCIPAL, discharging it from any responsibility arising out of the referred use and, furthermore, undertaking to refund PRINCIPAL for any costs, including attorney’s fees, in connection with the legal proceedings.

19.3 CONTRACTORS shall pay PRINCIPAL any amounts and expenses to which the latter may be awarded by a non-appellable court decision due to any CONTRACTORS’ breach of intellectual property rights and/or usage licenses. CONTRACTORS’ obligation to pay as provided for in this clause be subject to the following obligations on the part of PRINCIPAL:

(i) PRINCIPAL shall timely notify CONTRACTOR about the existence of any lawsuit, in such manner that CONTRACTOR is able to adopt the applicable and appropriate legal actions;

19.4 If use of the software and/or equipment by PRINCIPAL is prohibited, CONTRACTORS shall, at their own expense, obtain the right for PRINCIPAL to continue to use the aforementioned Software and/or Equipment, or, alternatively, to replace them or modify them in such a way that they cease to violate Intellectual Property Rights, without, however, adversely affecting PRINCIPAL’s services. If none of the alternatives above is commercially feasible, CONTRACTORS shall remove the prohibited Software/Equipment and shall refund PRINCIPAL for the amounts paid to CONTRACTORS in connection with these products, excluding depreciation of such products pursuant to the applicable tax laws. Considering the global nature of the proposed prices, the PARTIES agree that they will adopt, for refund purposes, the amounts shown in the LUP or, should this fail to apply, the average market value.

CLAUSE 20 - CONFIDENTIALITY

20.1 All the information related to this AGREEMENT or acquired during the course hereof, disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be deemed as Confidential Information, as defined below, and owned by the Disclosing Party, and shall be protected by both PARTIES, as provided for herein.

20.1.1 Confidential information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating, commercial or legal nature, as well as know-how, inventions, processes, formulaes and designs, whether patentable or not, business plans, accounting methods, accumulated experience and techniques, transmitted to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or written.

20.2 All of the obligations concerning confidentially stipulated herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

     (a) make use of said information solely for the purpose of performing this AGREEMENT;

     (b) safeguard the confidentiality of the Confidential Information, disclosing it only to those employees who have a need to know it in order to perform this AGREEMENT;

     (c) protect the aforementioned information with the same degree of care it employs to safeguard its own confidential information; (d) make no copies through any means whatsoever, other than those copies that are essential for carrying out the work, subject to prior authorization from the Disclosing Party.

20.3 The Receiving Party shall request authorization, in writing, from the Disclosing Party to disclose Confidential Information to third parties, agents or consultants, such third party being required to execute a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch, for compliance with an administrative or judicial order, in which case this shall be previously communicated by one Party to the other. The confidentiality obligation shall not apply to the defense, in court, of the rights of the PARTIES within the scope of this AGREEMENT.

20.4 Each of the PARTIES shall return to the other Party any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) or copies or duplicates thereof.

     20.4.1 The supply of all or part of the Confidential Information to the other Party shall not grant, under any circumstance whatsoever, any right inherent to the referred information to the Receiving Party, with the Disclosing Party remaining as lawful owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patent rights).

     20.4.2 The Receiving Party shall communicate to the Disclosing Party any incidents that can or might lead to the loss or disclosure of documents or of Confidential Information, without prejudice to its objective responsibility.

     20.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information owned by the Disclosing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions), copies or duplicates of the information.

20.5 The Receiving Party is under no obligation to protect any Confidential Information that:

     (a) was already in possession of the Receiving Party, free of restrictions, prior to its disclosure by the Disclosing Party;

     (b) is or becomes known to the public with no violation hereof by the Receiving Party;

     (c) has been legally obtained by the Receiving Party with no restrictions to its disclosure at the time when it is revealed;

     (d) has been provenly developed by the Receiving Party prior to disclosure of the Confidential Information by the Disclosing Party; (e) has been provenly disclosed as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Disclosing Party, and even before the disclosure occurs.

CLAUSE 21 – TITLE AND RISK OF LOSS

21.1 Title to the Products hereby supplied shall be transferred to PRINCIPAL upon discharge of the first event pursuant to clause 8.1, and the risk of loss shall be transferred upon Initial Acceptance, other than in the case of intellectual property owned by CONTRACTORS, as provided for in this AGREEMENT.

     21.1.1 Title to products as mentioned in the clause above shall revert to CONTRACTORS in case PRINCIPAL has already granted the Statement of Initial Acceptance for the network elements and has unreasonably failed to effect the payments on the due dates, it being certain that the same rule will be valid for the Statement of Final Acceptance.

21.2. PRINCIPAL shall promptly notify CONTRACTORS of any claims concerning any loss that may occur while CONTRACTORS hold the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the settlement of any claim.

CLAUSE 22 - INSURANCE

22.1 CONTRACTORS shall be responsible for taking out Engineering Risks Insurance covering all civil engineering, installation and assembly works, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, material damages and pain and suffering) and “Neighboring Properties”, for amounts that ensure the replacement of assets and/or indemnity for losses in the case of claims. The insured amounts and deductible amounts shall be sufficient to cover the risks inherent to this agreement, and a beneficiary clause shall be provided for in the insurance policy allowing PRINCIPAL and/or the parties related thereto to receive the insurance proceeds in case of any claim. CONTRACTORS shall also be responsible for taking out personal insurance for their employees.

CLAUSE 23 – EQUIPMENT AND SOFTWARE

23.1 Upon the performance of each event in the Implementation Schedule – Attachment IV, as provided for in the PROPOSAL (Attachment II), should CONTRACTORS have equipment available that are more up-to-date than those described in the PROPOSAL, CONTRACTORS shall inform PRINCIPAL of this availability so that the latter may decide whether to implement, or not, the more up-to-date equipment.

     23.1.1 the PRINCIPAL decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, eventual price differences between the two types of equipment, as well as eventual adjustments to the time Schedule, as necessary.

23.2 Should CONTRACTORS modify, upgrade or discontinue the production of any equipment, software or spare parts, in connection with the supply covered by this AGREEMENT, they shall notify PRINCIPAL of this fact, in writing, at least one hundred and eighty (180) days in advance, undertaking to practice the prices shown in the List of Unit Prices (“LUP”) pursuant to clause 7.4 of the PROPOSAL (Attachment II), so as not to generate losses of any kind to PRINCIPAL, with CONTRACTORS being, furthermore, responsible for any costs resulting from the aforementioned modifications.

23.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 23.2 above, CONTRACTORS shall notify PRINCIPAL in writing, offering the latter an alternative of equivalent equipment at a price equal or lower than that previously charged, except if such equipment, software or spare parts have new functions or allow an increase of performance in the systems that are the subject matter of this AGREEMENT, in which case the prices shall be negotiated between the parties.

23.4 The substitution of equipment or software under the terms hereof shall be governed by the following conditions:

     (a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, except upon PRINCIPAL’s authorization, in writing;

     (b) Any equipment modification or substitution shall be functionally equivalent and compatible with the modified or replaced equipment, without any other adaptation being required;

     (c) In no event whatsoever shall it reduce or decrease the warranty obligations or period of operation undertaken by CONTRACTORS, pursuant to this AGREEMENT;

     (d) Should there be no possible substitution for the equipment, software or part to be discontinued, PRINCIPAL shall have one hundred and eighty (180) days, as from the notice described in item 24.2 above, to acquire the requisite quantity of the aforementioned equipment;

     (e) CONTRACTORS shall undertake to provide technical services, including repairing the equipment, until the end of its Period of Operation, which means the period of five (5) years counted as from the last acquisition, for software, and of eight (8) years for equipment, in such way as PRINCIPAL may agree.

23.5 For five (5) years as from the warranty expiration date, CONTRACTORS shall make available to PRINCIPAL equipment manufactured in accordance with CONTRACTORS’ standards and software developed by CONTRACTORS that are compatible and functionally equivalent, allowing an expansion of the GSM Network in accordance with the technical specifications defined in the REQUEST FOR PROPOSAL (Attachment I). If CONTRACTORS suspend the supply of equipment, or compatible software and the aforementioned elements are not available from any other supplier indicated by CONTRACTORS, adopting the same price policy during the aforementioned period, CONTRACTORS shall offer PRINCIPAL a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

23.6 Should any equipment or service be delivered at a wrong place, due to CONTRACTORS’ fault, CONTRACTORS shall be responsible for any additional expenses incurred for delivery thereof to the right place and for the transportation risk. CONTRACTORS shall also be responsible for any excess items delivered.

CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

24.1 Except for Confidential Information, all the documents that include plans, drawings, projects and specifications supplied by CONTRACTORS to PRINCIPAL in connection with the process of supply described herein shall be owned by PRINCIPAL, except for CONTRACTORS’ intellectual property right. Additionally, PRINCIPAL shall be fully entitled to use the documents supplied by CONTRACTORS and that constitute Confidential Information, during the course of the operation and regular maintenance of the Products.

24.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other. Should said data or technical documents be found to be incomplete or incorrect, each Party shall notify the Party responsible for it and, subsequently, said Party responsible for it shall promptly complete and/or correct said data or technical documents.

CLAUSE 25 – REPRESENTATIONS BY THE PARTIES

25.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with principles of integrity and good faith, which the PARTIES shall also abide by in the performance of their obligations hereunder.

25.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby expressly confirm and acknowledge that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to this AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be deemed as a violation or infraction of the laws that govern this AGREEMENT, or its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment II).

25.3 This AGREEMENT and its Attachments constitute the entire agreement between the PARTIES as to the subject-matter hereof and shall supersede all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by PRINCIPAL and that is not expressly provided for herein and/or in the Attachments hereto, may not be taken into account by CONTRACTORS, being neither valid nor enforceable.

25.4 No modification, amendment or other change may be made to this AGREEMENT or any part hereof, except in a written agreement entered into by representative of both Parties.

CLAUSE 26 – WAIVER OF RIGHTS

26.1 No failure or delay by CONTRACTORS or PRINCIPAL to exercise any right, power or privilege, or to strictly enforce any term or condition hereof, on one or more occasions, shall either constitute or be construed as a waiver of the same or other rights, powers or privileges hereof, on any other occasion.

CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING

27.1 The Parties shall neither assign nor transfer, entirely or in part, the rights and obligations arising out herefrom without the express and prior authorization of the other Party, except in cases of corporate reorganization, merger, spin-off or incorporation.

27.2 CONTRACTORS may neither assign nor transfer, at any title, all or a substantial part of their assets, without PRINCIPAL’s prior and express authorization.

27.3 PRINCIPAL is since now authorized to assign or transfer, in whole or in part, to companies of the same group or as a result of a corporate reorganization, spin-off or incorporation, the rights and obligations resulting and/or arising out of this AGREEMENT, including their credits, simply by written notice to CONTRACTORS.

27.4 For the purposes of this Clause, “AGREEMENT” includes this instrument, its attachments and any purchase orders eventually generated in order to fulfill the requirements hereof.

27.5 CONTRACTORS may outsource any services provided for herein, upon prior and express authorization by PRINCIPAL, with CONTRACTORS being prevented from alleging discharge from responsibility and obligations as for the outsourced services.

27.6 CONTRACTORS are fully responsible for services performed by their subcontractors, including responsibility for general and occupational accidents, as well as the charges and obligations of a labor, social security and tax nature.

27.7 No clause set forth in the agreements between CONTRACTORS and their subcontractors shall constitute a contractual obligation between PRINCIPAL and CONTRACTORS, or between PRINCIPAL and CONTRACTORS’ subcontractors, nor shall they exempt CONTRACTORS from any obligations owed to PRINCIPAL hereunder.

27.8 PRINCIPAL’s contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between PRINCIPAL and CONTRACTORS, it being the duty of the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

27.9 Under no circumstances whatsoever shall PRINCIPAL become responsible for any obligations of CONTRACTORS’ subcontractors.

CLAUSE 28 - NOTICES

28.1 The notices required to be given from one party hereto the other shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, his/her absence, to his(her) substitute.

28.2 The Project Managers of the PARTIES can be reached at the following addresses and telephone numbers:

     PRINCIPAL’S PROJECT MANAGER:
     Mrs. Elizabeth Christina Costa R. da Silva
     Full address: Rua Levindo Lopes, 258 – 9o. andar
     Belo Horizonte, MG
     Mobile phone number: (31) 9763-1111
     Fax number: (31) 3259-3097
     E-mail: elizabeth.silva@telemigcelular.com.br

     CONTRACTORS’ PROJECT MANAGER:
     Mr. Erivan Fernandes Paiva
     Full address: SCN – quadra 05 – bloco A – nº 50 – Sala 916 – Torre Sul – Brasília Shopping
     Phone number: (61) 3328-0080
     Mobile phone number: (61) 8168-9901
     Fax number: (61) 3328-9458
     E-mail: erivanpaiva@huawei.com

28.3 Any of the PARTIES may change the address to which notices are to be sent, by informing the other PARTY in writing of said change of address.

28.4 Provisions designed to impose implied acceptance of conditions in case silence by the other Party shall not be valid. Similarly, no deadlines unilaterally determined by one party shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, by mutual agreement, a reasonable deadline for both PARTIES.

CLAUSE 29 - TERMINATION

29.1 This AGREEMENT may be terminated by PRINCIPAL, in the following cases:

     (a) delay, by CONTRACTORS, in the fulfillment of the SCHEDULE defined for this Agreement, as contained in the PROPOSAL (Attachment II), after reaching the penalty limit of thirty per cent (30%) of the value of the AGREEMENT, as provided for in clause 15;

     (b) default, by CONTRACTORS, in any of the clauses or conditions hereof, with due regard, for such purpose, to the penalty limit of 30%, as well as to the procedure provided for in item 151(ii), for the purpose of typifying default;

     (c) If any of the CONTRACTORS files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or effects corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus preventing the full and complete performance of this AGREEMENT;

     (d) non-existence of lawsuits brought by CONTRACTORS, their controlling shareholders, controlled or affiliated companies against PRINCIPAL, which impair the continuance with the business relationship between the PARTIES.

29.2 Should this AGREEMENT be terminated, as a result of any of the cases listed in the preceding item, CONTRACTORS shall not be entitled to any indemnification, except for the right to receive the payment for services rendered and accepted until the date of communication of termination. PRINCIPAL, however, shall be entitled to withhold the amounts owed to CONTRACTORS for discharge of the contractual fine set forth in Clause 17, or for recovery of the assessed losses and damages, as provided for in this agreement..

29.3 This AGREEMENT may be terminated by CONTRACTORS in the following events:

     (a) If PRINCIPAL files for Judicial Recovery or if it is declared bankrupt; and

     (b) If PRINCIPAL is over twenty (20) days late, without a justified cause, in making any of the payments owed to CONTRACTORS, in connection with events provenly performed and accepted by PRINCIPAL, as described in Clause 14, without any clause existing that expressly authorizes PRINCIPAL to suspend payment.

29.4 In any case of termination or expiration of this AGREEMENT, the amounts corresponding to the services rendered and accepted until the actual date of termination hereof, shall be paid by PRINCIPAL under the terms agreed upon, without prejudice to any of PRINCIPAL’s rights.

CLAUSE 30 – COURT JURISDICTION AND GOVERNING LAW

30.1 The PARTIES elect the court of the Judicial District of the City of Belo Horizonte, State of Minas Gerais, at the exclusion of any others, no matter how privileged they may be, to settle all disputes arising out of the performance of this AGREEMENT.

30.2 The validity, interpretation, rights and obligations of the PARTIES hereunder shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES EXECUTED THIS AGREEMENT IN TWO (2) COUNTERPARTS, IN THE PRESENCE OF TWO (2) WITNESSES SIGNED BELOW.

Belo Horizonte, March 12, 2006.

[illegible signature]	[illegible signature]
Eduardo Moreno	Fábio Rizzioli
Engineering and Technical Development Director	Supplies Manager
TELEMIG CELULAR S.A

[illegible signature] Cesar Ferreira Technology and Product Director CPF: 031.122.586 -14 Huwaei Technologies

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA.

[illegible signature]
HUAWEI SERVIÇOS DO BRASIL LTDA.

WITNESSES:
[illegible signature]	[illegible signature]
NAME: Elizabeth C.C.R. da Silva	NAME: João Pedro Flecha de Lima
CPF: [illegible]	CPF: [illegible]

SIGNATURE PAGE OF AGREEMENT Nº 79.897 AND 79.898, ENTERED INTO AMONG HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA., HUAWEI SERVIÇOS DO BRASIL LTDA. AND TELEMIG CELULAR S/A, ON MARCH 12, 2006.